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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Cityscape Financial Corp.:

     We consent to the incorporation by reference in the Registration Statement on Form S-3 of Cityscape Financial Corp. of our report dated April 2, 1996, relating to the consolidated statements of financial condition of Heritable Finance Limited as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period then ended, which report appears in the December 31, 1996 annual report on Form 10-K of Cityscape Financial Corp, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG
Chartered Accountants
Registered Auditors

London, United Kingdom
June 30, 1997